Exhibit 4.01

DESCRIPTION OF SECURITIES

NuStar Energy L.P. ("NuStar Energy") has four classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), each of which is listed on the New York Stock Exchange ("NYSE"), as set forth in the table below.

Title of Class	Trading Symbol	Exchange
Common Units ("Common Units")	NS	NYSE
Series A Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units ("Series A Preferred Units")	NSprA	NYSE
Series B Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units ("Series B Preferred Units")	NSprB	NYSE
Series C Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units ("Series C Preferred Units")	NSprC	NYSE

The following summary of the material terms of our Common Units, Series A Preferred Units, Series B Preferred Units and Series C Preferred Units is based upon our Eighth Amended and Restated Agreement of Limited Partnership, dated as of July 20, 2018 (the "partnership agreement"). The summary is not complete and is qualified by reference to our partnership agreement, which is filed as an exhibit to this Annual Report on Form 10-K and is incorporated herein by reference.

DESCRIPTION OF COMMON UNITS

The Common Units represent limited partner interests that entitle the holders to participate in NuStar Energy’s cash distributions and to exercise the rights and privileges as set forth in the partnership agreement. Please read "The Partnership Agreement" below.
Voting Rights
Each holder of Common Units is entitled to one vote for each unit on all matters submitted to a vote of the Common Unitholders, subject to any limitations contained in NuStar Energy’s partnership agreement. See "The Partnership Agreement—Voting Rights" below.
Cash Distributions
Within 45 days after the end of each quarter, NuStar Energy will distribute all of its available cash to its Common Unitholders of record on the applicable record date.
Available cash is defined in NuStar Energy’s partnership agreement and generally means, with respect to any fiscal quarter, the sum of all cash and cash equivalents at the end of such quarter, plus any cash resulting from working capital borrowings made subsequent to the end of such quarter, less the amount of any cash reserves that NuStar Energy’s general partner determines in its reasonable discretion are necessary or appropriate to:

•	provide for the proper conduct of NuStar Energy’s business, including reserves for future capital expenditures and anticipated credit needs;

•	comply with applicable law or any debt instrument or other agreement or obligation;

•	provide funds for payments to holders of NuStar Energy’s preferred units; or

•	provide funds for distributions with respect to any one or more of the next four fiscal quarters.

NuStar Energy’s policy is, to the extent it has sufficient available cash from operating surplus, as defined in the partnership agreement, to distribute to each Common Unitholder at least the minimum quarterly distribution of $0.60 per quarter or $2.40 per year. However, there is no guarantee that NuStar Energy will pay the minimum quarterly distribution on the Common Units in any quarter and NuStar Energy may be prohibited from making any distributions to unitholders if it would cause an event of default under the terms of NuStar Energy’s indebtedness. In addition, NuStar Energy’s preferred units rank senior to the Common Units with respect to distribution rights and rights upon liquidation. If NuStar Energy does not pay the required distributions (including any arrears) on its preferred units, it will be unable to pay distributions on the Common Units.

Exchange Listing
Our outstanding Common Units are listed on the NYSE under the ticker symbol "NS." Any additional Common Units we issue will also be listed on the NYSE.
Transfer Agent and Registrar
Our transfer agent and registrar for the Common Units is Computershare Trust Company, N.A.

DESCRIPTION OF SERIES A, SERIES B AND SERIES C PREFERRED UNITS

The Series A Preferred Units, Series B Preferred Units and Series C Preferred Units (collectively, the "Series A, B and C Preferred Units") represent limited partner interests that entitle the holders to receive cash distributions and to exercise the rights and privileges as set forth in the partnership agreement. Please read "The Partnership Agreement" below.
The following table summarizes the original issuance dates, price per unit, fixed and floating distribution rates and optional redemption dates of our Series A, B and C Preferred Units, as further described below.

Units	Original Issuance Date	Price per Unit	Fixed Distribution Rate per Annum (as a Percentage of the $25.00 Liquidation Preference per Unit)	Fixed Distribution Rate per Unit per Annum	Optional Redemption Date/Date at Which Distribution Rate Becomes Floating	Floating Annual Rate (as a Percentage of the $25.00 Liquidation Preference per Unit)
Series A Preferred Units	November 25, 2016	$25.00	8.50%	$2.125	December 15, 2021	Three-month LIBOR plus 6.766%
Series B Preferred Units	April 28, 2017	$25.00	7.625%	$1.90625	June 15, 2022	Three-month LIBOR plus 5.643%
Series C Preferred Units	November 30, 2017	$25.00	9.00%	$2.25	December 15, 2022	Three-month LIBOR plus 6.88%

Ranking; Maturity

The Series A, B and C Preferred Units rank senior to NuStar Energy's Common Units with respect to the payment of distributions and distribution of assets upon liquidation, dissolution and winding up. The Series A, B and C Preferred Units rank on parity with each other and with any other securities with terms expressly providing that they rank on parity with the Series A, B and C Preferred Units as to the payment of distributions and distribution of assets upon liquidation, dissolution and winding up, such as NuStar Energy's Series D Cumulative Convertible Preferred Units ("Series D Preferred Units," and collectively with the Series A, B and C Preferred Units, "Preferred Units"). The Series A, B and C Preferred Units have no stated maturity and are not subject to mandatory redemption or any sinking fund and will remain outstanding indefinitely unless repurchased or redeemed by NuStar Energy or converted into its Common Units in connection with a change of control, as described below.

Distributions

Holders of our Series A, B and C Preferred Units are entitled to receive, when, as and if declared by our general partner, out of legally available funds, quarterly cumulative cash distributions. Distributions on the Series A, B and C Preferred Units are cumulative from the original issuance date, and are payable quarterly in arrears on the 15th day of each of March, June, September and December (or the next business day) of each year to holders of record on the first business day of each payment month. Distributions on the Series A, B and C Preferred Units are payable from and including the original issuance date to, but not including, the date at which the distribution rate for each series becomes a floating rate, as set forth in the table above. On and after the date at which the distribution rate for a specific series becomes a floating rate (the "floating rate period"), distributions accumulate at a percentage of the $25.00 liquidation preference equal to the annual floating rate set forth in the table above for such series. During the floating rate period, the calculation agent determines LIBOR as provided in the partnership agreement.

Optional Redemption; Conversion

At any time on or after the optional redemption dates set forth in the table above for each of the Series A, B and C Preferred Units, NuStar Energy may, at its option, redeem the Series A, B and C Preferred Units, in whole or in part, out of amounts legally available therefor, by paying $25.00 per unit plus an amount equal to all accumulated and unpaid distributions thereon to the date of redemption, whether or not declared. In addition, NuStar Energy may redeem the Series A, B and C Preferred Units following certain changes of control, as well as at any time within 120 days after the conclusion of any review or appeal process instituted by NuStar Energy following the occurrence of a rating event, each as described in the partnership agreement.

For purposes of the Series A, B and C Preferred Units, a "change of control" generally means the occurrence of either (1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by merger, consolidation or business combination), in one or a series of related transactions, of all or substantially all of the assets of NuStar Energy and its subsidiaries taken as a whole to any person or (2) the completion of any transaction (including any merger, consolidation or business combination), the result of which is that any person other than NuStar GP Holdings, LLC and its subsidiaries becomes the direct or indirect beneficial owner of more than 50% of the voting interests in NuStar Energy's general partner and, in the case of either (1) or (2), neither NuStar Energy nor such acquiring person has a class of common equity securities listed or admitted to trading on any National Securities Exchange. A "rating event" generally means a change by any nationally recognized statistical rating organization that publishes a rating for NuStar Energy to its equity credit criteria for securities such as the Series A, B and C Preferred Units, as in effect on the original issuance date of the applicable series (the "current criteria"), which change results in (1) any shortening of the length of time for which the current criteria are scheduled to be in effect with respect to such series or (2) a lower equity credit being given to such series than the equity credit that would have been assigned to such series by such rating agency under the current criteria.

If NuStar Energy does not exercise the option to redeem following a change of control, then the holders of the Series A, B and C Preferred Units have the option to convert their Series A, B and C Preferred Units into a number of Common Units per Series A, B and C Preferred Unit, respectively, as set forth for each such series in the partnership agreement. If NuStar Energy exercises its redemption rights relating to any Series A, B or C Preferred Units following a change of control, the holders of those units will not have the conversion right described above with respect to the units called for redemption.

Voting Rights

Holders of Series A, B and C Preferred Units have only limited voting rights with respect to potential amendments to the partnership agreement that have a material adverse effect on the existing terms of the Series A, B and C Preferred Units, respectively, and in certain other limited circumstances or as required by law. See "The Partnership Agreement—Voting Rights" below.

Exchange Listing
Our outstanding Series A, B and C Preferred Units are listed on the NYSE under the ticker symbols "NSprA," "NSprB" and "NSprC," respectively. Any additional Series A, B and C Preferred Units we issue will also be listed on the NYSE.
Calculation Agent
In the case of the Series A Preferred Units and the Series B Preferred Units, the calculation agent will be Wells Fargo Bank, National Association and its successors and assigns or any other calculation agent appointed by NuStar Energy's general partner. In the case of the Series C Preferred Units, the calculation agent will be the person appointed by NuStar Energy's general partner before the start of the floating rate period for the Series C Preferred Units, and its successors and assigns or any other calculation agent appointed by NuStar Energy's general partner.

THE PARTNERSHIP AGREEMENT
The material provisions of NuStar Energy's partnership agreement are summarized below.
Organization and Duration
NuStar Energy was organized in December 1999 and will continue in existence until dissolved in accordance with the partnership agreement.
Purpose
The purpose of NuStar Energy is: (1) to serve as a partner of NuStar Logistics, one of NuStar Energy’s primary operating subsidiaries, and its other subsidiaries established for conducting the business of NuStar Energy (collectively, the "Operating Partnership"); (2) to engage in any business activities that may be engaged in by the Operating Partnership or that are approved by NuStar Energy’s general partner, provided that NuStar Energy’s general partner must reasonably determine that such activity generates or enhances the operations of any activity that generates "qualifying income," as this term is defined in Section 7704 of the Internal Revenue Code of 1986, as amended; (3) to serve as a member of NuStar GP Holdings, LLC and to exercise all the rights and powers held by NuStar Energy as a member of NuStar GP Holdings, LLC as the member of NuStar GP, LLC; and (4) to do anything necessary or appropriate to the foregoing, including the making of capital contributions or loans to NuStar Energy’s subsidiaries. NuStar Energy’s general partner has no obligation or duty to NuStar Energy, its limited partners or assignees of partnership interests to propose or approve, and in its discretion may decline to propose or approve, the conduct by NuStar Energy of any business.
Power of Attorney
Each limited partner, and each person who acquires a limited partner interest and executes and delivers a transfer application, grants to NuStar Energy’s general partner and, if appointed, a liquidator, a power of attorney to, among other things, execute and file documents required for the qualification, continuance or dissolution of NuStar Energy. The power of attorney also grants NuStar Energy’s general partner and the liquidator the authority to amend the partnership agreement, and to make consents and waivers under the partnership agreement.
Capital Contributions
NuStar Energy’s unitholders are not obligated to make additional capital contributions, except as described below under "—Limited Liability."
Limited Liability
Assuming that a limited partner does not participate in the control of NuStar Energy’s business within the meaning of the Delaware Revised Uniform Limited Partnership Act (the "Delaware law"), and that it otherwise acts in conformity with the provisions of NuStar Energy’s partnership agreement, the limited partner’s liability under the Delaware law will be limited, subject to possible exceptions, to the amount of capital the limited partner is obligated to contribute to NuStar Energy for such partner’s units plus the partner’s share of any undistributed profits and assets and any funds wrongfully distributed to it, as described below. If it were determined, however, that the right or exercise of the right, by the limited partners as a group:

•	to remove or replace NuStar Energy’s general partner;

•	to approve some amendments to the partnership agreement; or

•	to take other action under the partnership agreement

constituted "participation in the control" of NuStar Energy’s business for the purposes of the Delaware law, then the limited partners could be held personally liable for NuStar Energy’s obligations under the laws of Delaware, to the same extent as its general partner. This liability would extend to persons who transact business with NuStar Energy who reasonably believe that a limited partner is a general partner based on the limited partner’s conduct.
Neither NuStar Energy’s partnership agreement nor the Delaware law specifically provides for legal recourse against NuStar Energy’s general partner if a limited partner were to lose limited liability through any fault of NuStar Energy’s general partner. While this does not mean that a limited partner could not seek legal recourse, we know of no precedent for this type of a claim in Delaware case law.
Under the Delaware law, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware law provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The Delaware law provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware law will be liable to the limited partnership for the amount of the distribution for three years from the date of distribution. Under the Delaware law, an assignee who becomes a substituted limited partner of a limited partnership is liable for the obligations of its assignor to make contributions to the limited partnership, excluding any obligations of the assignor with respect to wrongful distributions, as described above, except the assignee is not obligated for liabilities unknown to it at the time it became a limited partner and that could not be ascertained from the partnership agreement.
NuStar Energy’s operating subsidiaries conduct business or own assets in the United States and internationally. Maintenance of NuStar Energy’s limited liability as a limited partner or member, respectively, of its operating subsidiaries may require compliance with legal requirements in the jurisdictions in which the operating subsidiary conducts business. Limitations on the liability of limited partners or members for the obligations of a limited partnership or limited liability company have not been clearly established in many jurisdictions. If it were determined that NuStar Energy was, by virtue of NuStar Energy’s ownership interest in its subsidiaries or otherwise, conducting business in any state without compliance with the applicable limited partnership or limited liability company statute, or that the right or exercise of the right by the limited partners as a group to remove or replace NuStar Energy’s general partner, to approve certain amendments to the partnership agreement, or to take other action under the partnership agreement constituted "participation in the control" of NuStar Energy’s business for purposes of the statutes of any relevant jurisdiction, then the limited partners could be held personally liable for NuStar Energy’s obligations under the law of that jurisdiction to the same extent as its general partner under the circumstances. NuStar Energy will operate in a manner that its general partner considers reasonable and necessary or appropriate to preserve the limited liability of the limited partners.
Voting Rights
The following matters require the unitholder vote specified below. Matters that require the approval of a "unit majority" require the approval of holders of a majority of the outstanding Common Units and the outstanding Series D Preferred Units (voting on an as-converted basis), voting together as a single class (subject to the limitations set forth in the definition of "Outstanding" in the partnership agreement).

Election of directors to the board
Plurality of the votes cast by the limited partners holding outstanding Common Units and Series D Preferred Units (voting on an as-converted basis), voting together as a single class, at a meeting of the limited partners. Please read "—Meetings; Voting."

Amendment of the partnership agreement
Certain amendments may be made by NuStar Energy’s general partner without the approval of unitholders. Certain other amendments require the approval of a unit majority. Certain other amendments require the approval of the holders of a super-majority of outstanding Common Units and Series D Preferred Units (voting on an as-converted basis), voting together as a single class. Certain amendments that would have a material adverse effect on a class of NuStar Energy interests require the approval of a majority of NuStar Energy interests to be affected by such amendment. Please read "—Amendment of the Partnership Agreement."

Merger or the sale of all or substantially all of NuStar Energy’s assets	The holders of a unit majority. Please read "—Merger, Sale or Other Disposition of Assets."
Dissolution of NuStar Energy	The holders of a unit majority. Please read "—Termination and Dissolution."
Removal/Replacement of the general partner	The holders of a unit majority. Please read "—Withdrawal or Removal of the General Partner."

Issuance of Additional Securities
NuStar Energy’s partnership agreement authorizes NuStar Energy, subject to any approvals required by the holders of Preferred Units, to issue an unlimited number of additional partnership securities for the consideration and on the terms and conditions established by NuStar Energy’s general partner in its sole discretion without the approval of any limited partners.

Except for restrictions arising from the need for approval of the holders of Preferred Units, there are no restrictions under the partnership agreement on the ability of NuStar Energy’s general partner to issue partnership securities, including partnership securities junior or senior to the Common Units.
It is possible that NuStar Energy will fund acquisitions through the issuance of additional Common Units or other partnership securities. Holders of any additional Common Units NuStar Energy issues will be entitled to share equally with the then-existing Common Unitholders in NuStar Energy’s distributions of available cash and additional partnership securities may be senior to the Common Units with respect to distributions. In addition, the issuance of additional partnership securities may dilute the value of the interests of the then-existing Common Unitholders in NuStar Energy’s net assets.
In accordance with Delaware law and the provisions of the partnership agreement, NuStar Energy may also issue additional partnership securities that, in the sole discretion of NuStar Energy’s general partner, may have special voting rights to which Common Units are not entitled.
No person will have any preemptive, preferential or other similar right with respect to the issuance of any partnership securities.
Amendment of the Partnership Agreement
General
Amendments to the partnership agreement may be proposed only by or with the consent of NuStar Energy’s general partner, which consent may be given or withheld in its sole discretion. In order to adopt a proposed amendment, other than the amendments discussed below, NuStar Energy’s general partner is required to seek written approval of the holders of the number of units required to approve the amendment or call a meeting of the limited partners to consider and vote upon the proposed amendment. Except as described below, an amendment must be approved by a unit majority.
Prohibited Amendments
No amendment may be made that would:

•
amend, alter, change, repeal or rescind, in any respect, a provision of the partnership agreement that establishes a percentage of outstanding units required to take any action, that would have the effect of reducing such voting percentage, unless such amendment is approved by the written consent or the affirmative vote of holders of outstanding units whose aggregate outstanding units constitute not less than the voting requirement sought to be reduced;

•	enlarge the obligations of any limited partner without its consent, unless approved by at least a majority of the type or class of limited partner interests so affected;

•
enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by NuStar Energy to its general partner or any of its affiliates without the consent of NuStar Energy’s general partner, which may be given or withheld in its sole discretion;

•	change the term of NuStar Energy;

•	provide that NuStar Energy is not dissolved upon an election to dissolve NuStar Energy by its general partner that is approved by the holders of a unit majority;

•	give any person the right to dissolve NuStar Energy, other than its general partner’s right to dissolve NuStar Energy with the approval of the holders of a unit majority; or

•
have a material adverse effect on the rights or preferences of any class of partnership securities in relation to other classes of partnership securities, unless approved by the holders of not less than a majority of the outstanding partnership securities of the class affected.

The provision of the partnership agreement prohibiting amendments to the partnership agreement having the effects described in the seven bullets above can be amended, subject to certain exceptions, only upon the approval of the holders of at least 90% of the outstanding Common Units and Series D Preferred Units (voting on an as-converted basis), voting together as a single class. In addition, no amendment may be made to the partnership agreement that would have a material adverse effect on the powers, preferences, duties or special rights of the Preferred Units without first obtaining the affirmative vote or consent of the holders of (a) 66-2/3% of the respective outstanding class of Series A Preferred Units, Series B Preferred Units and Series C Preferred Units or (b) a majority of the outstanding Series D Preferred Units.

No Unitholder Approval
NuStar Energy’s general partner may generally make amendments to the partnership agreement without the approval of any partner or assignee to reflect:

•	a change in the name of NuStar Energy, the location of the principal place of business of NuStar Energy, the registered agent or the registered office of NuStar Energy;

•	the admission, substitution, withdrawal or removal of partners in accordance with the partnership agreement;

•
a change that, in the sole discretion of NuStar Energy’s general partner, is necessary or advisable to qualify or continue the qualification of NuStar Energy as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or to ensure that neither NuStar Energy nor the Operating Partnership will be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes;

•
an amendment that is necessary, in the opinion of counsel to NuStar Energy, to prevent NuStar Energy, its general partner, NuStar GP, LLC, or any of the directors, officers, agents or trustees of NuStar GP, LLC from in any manner being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisors Act of 1940, or "plan asset" regulations adopted under the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), whether or not substantially similar to plan asset regulations currently applied or proposed;

•
subject to any restrictions imposed by the terms of the Preferred Units and the limitations on the issuance of additional partnership securities described above, an amendment that in the discretion of NuStar Energy’s general partner is necessary or advisable for the authorization of additional partnership securities;

•	any amendment expressly permitted in the partnership agreement to be made by NuStar Energy’s general partner acting alone;

•	an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of the partnership agreement;

•
any amendment that, in the discretion of NuStar Energy’s general partner, is necessary or advisable for the formation by NuStar Energy of, or its investment in, any corporation, partnership or other entity, as otherwise permitted by the partnership agreement;

•	a change in the fiscal year or taxable year of NuStar Energy and related changes; and

•	any other amendments substantially similar to any of the matters described above.

In addition, subject to any restrictions imposed by the terms of the Preferred Units, NuStar Energy’s general partner may make amendments to the partnership agreement without the approval of any partner or assignee if those amendments, in the discretion of NuStar Energy’s general partner:

•	do not adversely affect the limited partners (or any particular class of limited partners) in any material respect;

•
are necessary or advisable to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

•
are necessary or advisable to facilitate the trading of limited partner interests or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the limited partner interests are or will be listed for trading, compliance with any of which NuStar Energy’s general partner deems to be in the best interests of NuStar Energy and the limited partners;

•	are necessary or advisable for any action taken by NuStar Energy’s general partner relating to splits or combinations of partnership securities under the provisions of the partnership agreement; or

•	are required to effect the intent of the provisions of the partnership agreement or are otherwise contemplated by the partnership agreement.

Opinion of Counsel and Unitholder Approval
Except for amendments described above under "—No Unitholder Approval" or in connection with a merger, no other amendments to the partnership agreement will become effective without the approval of holders of at least 90% of the outstanding Common Units and Series D Preferred Units (voting on an as-converted basis), voting together as a single class, unless NuStar Energy obtains an opinion of counsel to the effect that the amendment will not affect the limited liability of any limited partner of NuStar Energy under applicable law.
Merger, Sale or Other Disposition of Assets
Subject to certain exceptions, a merger or consolidation of NuStar Energy requires the prior approval of NuStar Energy’s general partner. NuStar Energy’s general partner must also approve the merger agreement, which must include certain information as set forth in NuStar Energy’s partnership agreement. Once approved by NuStar Energy’s general partner, the merger agreement must be submitted to a vote of Common Unitholders and Series D Preferred Unitholders (voting on an as-converted basis), voting together as a single class, and the merger agreement will be approved upon receipt of the affirmative vote or consent of the holders of a unit majority (unless the affirmative vote of the holders of a greater percentage is required under the merger agreement or Delaware law).
Except in connection with a dissolution and liquidation of NuStar Energy or a duly approved merger, NuStar Energy’s general partner may not (a) sell, exchange or otherwise dispose of all or substantially all of NuStar Energy’s assets in a single transaction or a series of related transactions, or (b) approve on behalf of NuStar Energy the sale, exchange or other disposition of all or substantially all of the assets of the Operating Partnership without the approval of the holders of a unit majority. However, NuStar Energy’s general partner may mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the assets of NuStar Energy or the Operating Partnership without the approval of the unitholders. In addition, NuStar Energy’s general partner may sell any or all of the assets of NuStar Energy or the Operating Partnership in a forced sale pursuant to the foreclosure of, or other realization upon, any such encumbrance without the approval of the unitholders.
Termination and Dissolution
NuStar Energy will continue in existence as a limited partnership until terminated in accordance with its partnership agreement. NuStar Energy will dissolve upon:

•	the election of NuStar Energy’s general partner to dissolve NuStar Energy, if approved by the holders of a unit majority;

•	the entry of a decree of judicial dissolution of NuStar Energy pursuant to Delaware law;

•	the sale of all or substantially all of the assets and properties of NuStar Energy, the Operating Partnership and their respective subsidiaries; or

•
the withdrawal or removal of NuStar Energy’s general partner or any other event that results in its ceasing to be the general partner other than by reason of a transfer of its general partner interest in accordance with the partnership agreement or withdrawal or removal following approval and admission of a successor.

Upon a dissolution under the last clause above, the holders of a unit majority may also elect, within specific time limitations, to reconstitute NuStar Energy and continue its business on the same terms and conditions described in the partnership agreement by forming a new limited partnership on terms identical to those in the partnership agreement and having as general partner an entity approved by the holders of a unit majority, subject to receipt by NuStar Energy of an opinion of counsel to the effect that:

•	the action would not result in the loss of limited liability of any limited partner; and

•
neither NuStar Energy, the reconstituted limited partnership, nor any operating subsidiary would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of that right to continue.

Liquidation and Distribution of Proceeds
Upon its dissolution, unless NuStar Energy is reconstituted and continued as a new limited partnership, the liquidator authorized to wind up NuStar Energy’s affairs will, acting with all of the powers of NuStar Energy’s general partner that the liquidator deems necessary or desirable in its judgment, liquidate NuStar Energy’s assets and apply the proceeds of the liquidation as follows. NuStar Energy will first apply the proceeds of liquidation to the payment of, or provision of payment for, its creditors. NuStar Energy will then pay any accumulated and unpaid distributions and the applicable liquidation preference on the Preferred Units. NuStar Energy will distribute any remaining proceeds to Common Unitholders, in accordance with their capital account balances, as adjusted to reflect any gain or loss upon the sale or other disposition of its assets in liquidation. The liquidator may defer liquidation or distribution of NuStar Energy’s assets for a reasonable period of time or distribute assets to partners in kind if it determines that a sale would be impractical or would cause undue loss to the partners.
Withdrawal or Removal of the General Partner
NuStar Energy’s general partner may withdraw as general partner without first obtaining approval of any unitholder by giving 90 days’ written notice, and that withdrawal will not constitute a violation of the partnership agreement. In addition, the partnership agreement permits NuStar Energy’s general partner to sell or otherwise transfer all of its general partner interest in NuStar Energy without the approval of the unitholders. Please read "—Transfer of General Partner Interests."
Upon the withdrawal of NuStar Energy’s general partner under any circumstances, other than as a result of a transfer of all or a part of its general partner interest in NuStar Energy, the holders of a unit majority may select a successor to that withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, NuStar Energy will be dissolved, wound up and liquidated, unless within 180 days after that withdrawal, the holders of a unit majority agree in writing to continue the business of NuStar Energy and to appoint a successor general partner. Please read "—Termination and Dissolution."
If NuStar Energy’s general partner withdraws under circumstances where such withdrawal does not violate the partnership agreement, and a successor general partner is elected under the terms of the partnership agreement, the departing general partner will have the option to require the successor general partner to purchase its general partner interests for cash. If NuStar Energy’s general partner withdraws under circumstances where such withdrawal does violate the partnership agreement, and a successor general partner is elected, the successor general partner will have the option to purchase the general partner interests of the departing general partner. If such general partner interests are not purchased by the successor general partner, they will be converted into Common Units.
NuStar Energy’s general partner may not be removed unless that removal is approved by the vote of the holders of not less than a unit majority, and NuStar Energy receives an opinion of counsel regarding limited liability and tax matters. Any removal of NuStar Energy’s general partner is also subject to the approval of a successor general partner by the vote of a unit majority.
If NuStar Energy’s general partner is removed under circumstances where cause does not exist, and a successor general partner is elected under the partnership agreement, the departing general partner will have the option to require the successor general partner to purchase its general partner interests for cash. If NuStar Energy’s general partner is removed under circumstances where cause does exist, and a successor general partner is elected, the successor general partner will have the option to purchase the general partner interests of the departing general partner. If NuStar Energy’s general partner interests are not purchased by the successor general partner, they will be converted into Common Units.
"Cause" is narrowly defined to mean that a court of competent jurisdiction has entered a final, non-appealable judgment finding the general partner liable for actual fraud, gross negligence, or willful or wanton misconduct in its capacity as the general partner.
Withdrawal or removal of the general partner of NuStar Energy also constitutes withdrawal or removal of the general partner of the Operating Partnership.
In addition, NuStar Energy will be required to reimburse the departing general partner for all amounts due the departing general partner, including, without limitation, all employee-related liabilities, including severance liabilities, incurred for the termination of any employees employed by the departing general partner for the benefit of NuStar Energy.
Transfer of General Partner Interests
NuStar Energy’s general partner may transfer all or any part of its general partner interest in NuStar Energy without unitholder approval.
No transfer by NuStar Energy’s general partner of all or any part of its general partner interest is permitted unless (1) the transferee agrees to assume the rights and duties of the general partner and be bound by the partnership agreement, (2) NuStar Energy receives an opinion of counsel regarding limited liability and tax matters and (3) such transferee agrees to purchase all of the partnership interests of the general partner as the general partner of the Operating Partnership and any of NuStar Energy’s or the Operating Partnership’s subsidiaries.
Change of Management Provisions
NuStar Energy’s partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to remove NuStar Energy’s general partner or otherwise change management, including the following:

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with certain limited exceptions, any partnership securities held by a person that owns 20% or more of any class of partnership securities then outstanding, other than NuStar Energy’s general partner and its affiliates, cannot be voted on any matter; provided, however that such restriction generally does not apply to any Series D Preferred Units held by a person who acquired such Series D Preferred Units pursuant to the Series D Cumulative Convertible Preferred Unit Purchase Agreement, dated as of June 26, 2018, among NuStar Energy L.P. and the purchasers party thereto;

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limiting the ability of unitholders to replace members of the board of directors of NuStar GP, LLC (the “board”) by having staggered elections where each director is elected for a three-year term and providing that directors may only be removed for cause; and

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limiting the ability of unitholders to call meetings or to acquire information about NuStar Energy’s operations, as well as other provisions limiting the unitholders’ ability to influence the manner or direction of management.

Meetings; Voting
An annual meeting of the limited partners for the election of directors to the board, and other matters that NuStar Energy’s general partner submits to a vote of the limited partners, will be held in April of each year or on such other date as determined by NuStar Energy’s general partner. Special meetings of the limited partners may be called by NuStar Energy’s general partner or by limited partners owning 20% or more of the outstanding limited partner interests of the class or classes for which a meeting is proposed.
For the purpose of determining the limited partners entitled to notice of or to vote at any meeting or to give approvals without a meeting, NuStar Energy’s general partner may set a record date, which date for purposes of notice of a meeting shall not be less than 10 days nor more than 60 days before the date of the meeting.
Each record holder of limited partner interests has a vote according to his percentage interest in NuStar Energy. Limited partner interests held for a person’s account by another person (such as a broker, dealer or bank), in whose name such limited partner interests are registered, will be voted by such other person in favor of, and at the direction of, the beneficial owner unless the arrangement between such persons provides otherwise. Representation in person or by proxy of a majority of the outstanding limited partner interests of the class or classes for which a meeting has been called will constitute a quorum at such meeting (unless a particular action by the limited partners requires approval by a greater percentage of limited partner interests, in which case the quorum shall be such greater percentage).
At any meeting at which a quorum is present, the act of the limited partners holding a majority of the outstanding limited partner interests entitled to vote at the meeting will be deemed to be the act of all the limited partners, unless a greater or different percentage is required under the partnership agreement, in which case the act of the limited partners holding such greater or different percentage of the outstanding limited partner interests will be required. At a meeting for the election of directors, directors are elected by a plurality of votes cast by the limited partners holding outstanding Common Units and Series D Preferred Units (voting on an as-converted basis), voting together as a single class.
If authorized by NuStar Energy’s general partner, any action that is required or permitted to be taken at a meeting of the limited partners may be taken either at a meeting of the limited partners or without a meeting if consents in writing describing the action so taken are signed by the holders of the number of limited partner interests necessary to authorize or take that action at a meeting.
The Board of Directors
The number of directors on the board will be nine unless otherwise determined from time to time by a majority of the directors then in office or automatically increased pursuant to the terms of the Series D Preferred Units. Any decrease in the number of directors by the board may not have the effect of shortening the term of any incumbent director.
The directors are grouped into three groups with respect to their terms. At each annual meeting of limited partners, successors to the directors whose terms expire at that annual meeting will be elected for a three-year term.
A director may only be removed for cause at a meeting of limited partners upon the affirmative vote of the limited partners holding a unit majority and only if, at the same meeting, the limited partners holding a unit majority nominate a replacement director and elect the replacement director to the board. Vacancies on the board (other than vacancies caused by the removal of a director by the limited partners) may be filled by a majority of the remaining directors then in office.
Nominations of persons for election as directors to the board may be made at an annual meeting of the limited partners only pursuant to NuStar Energy’s general partner’s notice of meeting (1) by or at the direction of a majority of the directors of the board or (2) by a limited partner, or a group of limited partners, that holds or beneficially owns, and has continuously held or beneficially owned without interruption for the prior two years, 5% of the outstanding Common Units and outstanding Series D Preferred Units (on an as-converted basis), considered together for this purpose as a single class, and such limited partner, or each limited partner in such group, (A) was a limited partner at the time the notice provided for in the partnership agreement is delivered to NuStar Energy’s general partner and (B) complies with the notice procedures set forth in the partnership agreement.
For any nominations brought before an annual meeting by a limited partner, the limited partner must give timely notice thereof in writing to NuStar Energy’s general partner. The notice must contain certain information as described in the partnership agreement. To be timely, a limited partner’s notice must be delivered to NuStar Energy’s general partner not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the first anniversary of the preceding year’s annual meeting. The public announcement of an adjournment or postponement of an annual meeting will not commence a new time period (or extend any time period) for the giving of a limited partner’s notice as described above.
In the event that the number of directors is increased effective after the time period for which nominations would otherwise be due and there is no public announcement by NuStar Energy or its general partner naming the nominees for the additional directorships at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a limited partner’s notice will also be considered timely with respect to nominees for the additional directorships, if it is delivered to NuStar Energy’s general partner not later than the close of business on the 10th day following the day on which such public announcement is first made by NuStar Energy or its general partner.
Nominations for directors may be made at a special meeting of limited partners at which directors are to be elected in accordance with the provisions of the partnership agreement.
Only persons who are nominated in accordance with the procedures set forth in the partnership agreement will be eligible to be elected at an annual or special meeting of limited partners to serve as directors. Unless otherwise required by law or the partnership agreement, if each nominating limited partner does not appear at the annual or special meeting of limited partners to present a nomination, the nomination will be disregarded.
In addition to the provisions described above and in the partnership agreement, a limited partner must also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder. Any references in the partnership agreement to the Exchange Act or the rules promulgated thereunder are not intended to, and do not, limit any requirements applicable to nominations pursuant to the partnership agreement, and compliance with the partnership agreement is the exclusive means for a limited partner to make nominations.
Limited Call Right
If at any time NuStar Energy’s general partner and its affiliates own 80% or more of the issued and outstanding limited partner interests of any class, NuStar Energy’s general partner will have the right (which right it may assign and transfer to NuStar Energy or any affiliate of its general partner) to purchase all, but not less than all, of the outstanding limited partner interests of that class that are held by non-affiliated persons. The record date for determining ownership of the limited partner interests to be purchased by NuStar Energy’s general partner will be selected by NuStar Energy’s general partner, and NuStar Energy’s general partner must mail notice of its election to purchase the interests to the holders of such interests at least 10 but not more than 60 days prior to the purchase date. The purchase price in the event of a purchase under these provisions would be the greater of (1) the current market price (as defined in the partnership agreement) of the limited partner interests of the class as of the date three days prior to the date NuStar Energy’s general partner mails notice of its election to purchase the limited partner interests and (2) the highest cash price paid by NuStar Energy’s general partner or any of its affiliates for any limited partner interest of the class purchased within the 90 days preceding the date NuStar Energy’s general partner mails notice of its election to purchase the limited partner interests.
Transfer of Limited Partner Interests and Status as a Limited Partner or Assignee
No transfer of NuStar Energy limited partner interests represented by certificates will be recognized by NuStar Energy unless certificates representing those limited partner interests are surrendered and such certificates are accompanied by a duly executed transfer application. Each transferee of limited partner interests must execute a transfer application whereby the transferee, among other things, requests admission as a substituted limited partner, makes certain representations, executes and agrees to comply with and be bound by the partnership agreement, and gives the consents and approvals and makes the waivers contained in the partnership agreement. Transferees may hold limited partner interests in nominee accounts.
Once a transferee has executed and delivered a transfer application in accordance with the partnership agreement, the transferee becomes an assignee. An assignee becomes a limited partner upon the consent of NuStar Energy’s general partner and the recordation of the name of the assignee on NuStar Energy’s books and records. Such consent may be withheld in the sole discretion of NuStar Energy’s general partner. An assignee, pending its admission as a substituted limited partner, is entitled to an interest in NuStar Energy equivalent to that of a limited partner with respect to the right to share in allocations and distributions, including liquidating distributions of NuStar Energy. NuStar Energy’s general partner will vote and exercise, at the written direction of the assignee, other powers attributable to limited partner interests owned by an assignee who has not become a substituted limited partner.
Transferees who do not execute and deliver transfer applications will be treated neither as assignees nor as record holders of limited partner interests and will not receive distributions, federal income tax allocations or reports furnished to record holders of limited partner interests. The only right such transferees will have is the right to admission as a substituted limited partner upon execution of a transfer application, subject to the approval of NuStar Energy’s general partner. A nominee or broker who has executed a transfer application with respect to limited partner interests held in street name or nominee accounts will receive distributions and reports pertaining to such limited partner interests.
Non-Citizen Assignees; Redemption
If NuStar Energy, the Operating Partnership or any of their respective subsidiaries is or becomes subject to federal, state or local laws or regulations that, in the reasonable determination of NuStar Energy’s general partner, create a substantial risk of cancellation or forfeiture of any property that NuStar Energy, the Operating Partnership or any of their respective subsidiaries has an interest in because of the nationality, citizenship or other related status of any limited partner or assignee, NuStar Energy may redeem the limited partner interests held by the limited partner or assignee at their current market price. In order to avoid any cancellation or forfeiture, NuStar Energy’s general partner may require each limited partner or assignee to furnish information about his nationality, citizenship or related status. If a limited partner or assignee fails to furnish information about this nationality, citizenship or other related status within 30 days after a request for the information or NuStar Energy’s general partner determines after receipt of the information that the limited partner or assignee is not an eligible citizen, the limited partner or assignee may be treated as a non-citizen assignee. In addition to other limitations on the rights of an assignee who is not a substituted limited partner, a non-citizen assignee does not have the right to direct the voting of his limited partner interests and may not receive distributions in kind upon NuStar Energy’s liquidation.
Indemnification
Under the partnership agreement, in most circumstances, NuStar Energy will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events as long as such persons acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of NuStar Energy, and, with respect to any criminal proceeding, had no reasonable cause to believe their conduct was unlawful:

•	NuStar Energy’s general partner;

•	any departing general partner;

•	any person who is or was an affiliate of NuStar Energy’s general partner or any departing general partner;

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any person who is or was a member, partner, officer, director, employee, agent or trustee of NuStar Energy, the Operating Partnership or any of their respective subsidiaries, NuStar Energy’s general partner or any departing general partner or any affiliate of NuStar Energy, the Operating Partnership, their respective subsidiaries, NuStar Energy’s general partner or any departing general partner; or

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any person who is or was serving at the request of NuStar Energy’s general partner or departing general partner or any affiliate of NuStar Energy’s general partner or departing general partner as an officer, director, employee, member, partner, agent, fiduciary or trustee of another person.

Any indemnification under these provisions will only be out of NuStar Energy’s assets. NuStar Energy’s general partner will not be personally liable for any of NuStar Energy’s indemnification obligations, or have any obligation to contribute or loan funds or assets to NuStar Energy to enable it to effectuate indemnification. NuStar Energy is authorized to purchase insurance against liabilities asserted against and expenses incurred by persons for its activities, regardless of whether NuStar Energy would have the power to indemnify the person against liabilities under the partnership agreement.
Books and Reports
NuStar Energy’s general partner is required to keep appropriate books of NuStar Energy’s business at NuStar Energy’s principal offices. The books will be maintained for both tax and financial reporting purposes on an accrual basis. For tax and financial reporting purposes, NuStar Energy’s fiscal year is the calendar year.
NuStar Energy will furnish or make available to record holders of partnership securities, within 120 days after the close of each fiscal year, an annual report containing audited financial statements and a report on those financial statements by its registered public accounting firm. Except for its fourth quarter, NuStar Energy will also furnish or make available summary financial information within 90 days after the close of each quarter.
NuStar Energy will furnish each record holder of a partnership security with information reasonably required for tax reporting purposes within 90 days after the close of each calendar year.

Right to Inspect NuStar Energy’s Books and Records
The partnership agreement provides that a limited partner can, for a purpose reasonably related to such limited partner’s interest as a limited partner, upon reasonable demand and at its own expense, have furnished to it:

•	information regarding the status of the business and financial condition of NuStar Energy;

•	a copy of NuStar Energy’s tax returns;

•	a current list of the name and last known address of each partner;

•	copies of the partnership agreement, the certificate of limited partnership of NuStar Energy, related amendments and powers of attorney under which they have been executed;

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information as to the amount of cash, and a description and statement of the agreed value of any other property or services, contributed or to be contributed by each partner and the date on which each became a partner;

•	any other information regarding NuStar Energy’s affairs as is just and reasonable.

NuStar Energy’s general partner may, and intends to, keep confidential from the limited partners trade secrets or other information the disclosure of which it believes in good faith is not in NuStar Energy’s, the Operating Partnership’s and their respective subsidiaries’ best interests, could damage NuStar Energy, the Operating Partnership and their respective subsidiaries or which NuStar Energy, the Operating Partnership or their respective subsidiaries are required by law or by agreements with third parties to keep confidential.
Registration Rights
Under the partnership agreement, NuStar Energy has agreed to register for resale under the Securities Act of 1933, as amended, and applicable state securities laws any Common Units or other partnership securities proposed to be sold by the general partner or any of its affiliates or their assignees if an exemption from the registration requirements is not otherwise available. These registration rights continue for two years following any withdrawal or removal of Riverwalk Logistics, L.P. as the general partner of NuStar Energy. NuStar Energy is obligated to pay all expenses incidental to the registration, excluding underwriting discounts and commissions.

Conflicts of Interest
Riverwalk Logistics, L.P., the general partner of NuStar Energy, has a legal duty to manage NuStar Energy in a manner beneficial to NuStar Energy’s unitholders. This legal duty originates in statutes and judicial decisions and is commonly referred to as a "fiduciary" duty.
NuStar Energy’s partnership agreement contains provisions that allow its general partner to take into account the interests of parties in addition to NuStar Energy in resolving conflicts of interest. In effect, these provisions limit NuStar Energy’s general partner’s fiduciary duties to the unitholders. The partnership agreement also restricts the remedies available to unitholders for actions taken that might, without those limitations, constitute breaches of fiduciary duty. Whenever a conflict arises between NuStar Energy’s general partner or its affiliates, on the one hand, and NuStar Energy or any other partner, on the other hand, NuStar Energy’s general partner will resolve that conflict.
NuStar Energy’s general partner will not be in breach of its obligations under the partnership agreement or its duties to NuStar Energy or the unitholders if the resolution of the conflict is considered to be fair and reasonable to NuStar Energy. Any resolution is considered to be fair and reasonable to NuStar Energy if that resolution is:

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approved by a conflicts committee consisting of three or more independent directors of NuStar GP, LLC, although no party is obligated to seek approval and NuStar Energy’s general partner may adopt a resolution or course of action that has not received approval;

•	on terms no less favorable to NuStar Energy than those generally being provided to or available from unrelated third parties; or

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fair to NuStar Energy, taking into account the totality of the relationships between the parties involved, including other transactions that may be particularly favorable or advantageous to NuStar Energy.

In resolving a conflict, NuStar Energy’s general partner may, unless the resolution is specifically provided for in the partnership agreement, consider:

•	the relative interests of the parties involved in the conflict or affected by the action;

•	any customary or accepted industry practices or historical dealings with a particular person or entity; and

•	generally accepted accounting principles and other factors it considers relevant, if applicable.

Fiduciary Duties
Fiduciary duties are generally considered to include an obligation to act with due care and loyalty. The duty of care, in the absence of a provision in a partnership agreement providing otherwise, generally requires a general partner to act for the partnership in the same manner as a prudent person would act on his own behalf. The duty of loyalty, in the absence of a provision in a partnership agreement providing otherwise, generally prohibits a general partner from taking any action or engaging in any transaction where a conflict of interest is present. The Delaware law generally provides that a limited partner may institute legal action on a partnership’s behalf to recover damages from a third party where a general partner has refused to institute the action or where an effort to cause a general partner to do so is not likely to succeed. In addition, the statutory or case law of some jurisdictions may permit a limited partner to institute legal action on behalf of himself and all other similarly situated limited partners to recover damages from a general partner for violations of its fiduciary duties to the limited partners.
The Delaware law provides that Delaware limited partnerships may, in their partnership agreements, restrict or expand the fiduciary duties owed by a general partner to limited partners and the partnership.
Fiduciary standards may be modified by NuStar Energy’s partnership agreement. NuStar Energy’s partnership agreement contains various provisions restricting the fiduciary duties that might otherwise be owed by NuStar Energy’s general partner. The following is a summary of the material restrictions of the fiduciary duties owed by NuStar Energy’s general partner to the limited partners:
The partnership agreement contains provisions that waive or consent to conduct by NuStar Energy’s general partner and its affiliates that might otherwise raise issues as to compliance with fiduciary duties or applicable law. For example, the partnership agreement permits NuStar Energy’s general partner to make a number of decisions in its "sole discretion," such as:

•	the incurrence of indebtedness;

•	the acquisition or disposition of assets, except for the disposition of all of the assets of NuStar Energy, which requires unitholder approval;

•	the negotiation of any contracts; and

•	the disposition of NuStar Energy’s cash.

Sole discretion entitles NuStar Energy’s general partner to consider only the interests and factors that it desires and it does not have a duty or obligation to give any consideration to any interest of, or factors affecting, NuStar Energy, its affiliates or any limited partner, including the public unitholders. Other provisions of NuStar Energy’s partnership agreement provide that NuStar Energy’s general partner’s actions must be carried out in its reasonable discretion.
The partnership agreement generally provides that affiliated transactions and resolutions of conflicts of interest not involving a required vote of unitholders must be "fair and reasonable" to NuStar Energy under the factors previously set forth. In determining whether a transaction or resolution is "fair and reasonable" NuStar Energy’s general partner may consider interests of all parties involved, including its own. Unless NuStar Energy’s general partner has acted in bad faith, the action taken by NuStar Energy’s general partner will not constitute a breach of its fiduciary duty.
In addition to the other more specific provisions limiting the obligations of NuStar Energy’s general partner, the partnership agreement further provides that NuStar Energy’s general partner and the officers and directors of NuStar GP, LLC will not be liable for monetary damages to NuStar Energy, the limited partners or assignees for errors of judgment or for any acts or omissions if NuStar Energy’s general partner and those other persons acted in good faith.
NuStar Energy is required to indemnify its general partner and NuStar GP, LLC and their officers, directors, employees, affiliates, partners, members, agents and trustees, to the fullest extent permitted by law, against liabilities, costs and expenses incurred by NuStar Energy’s general partner and NuStar GP, LLC or these other persons. This indemnification is required if NuStar Energy’s general partner or these persons acted in good faith and in a manner they reasonably believed to be in, or (in the case of a person other than NuStar Energy’s general partner) not opposed to, the best interests of NuStar Energy. Indemnification is required for criminal proceedings if NuStar Energy’s general partner and NuStar GP, LLC or these other persons had no reasonable cause to believe their conduct was unlawful. Thus, NuStar Energy’s general partner and NuStar GP, LLC could be indemnified for their negligent acts if they met these requirements concerning good faith and the best interests of NuStar Energy.

DISTRIBUTION STOPPER PURSUANT TO SUBORDINATED NOTES
On January 22, 2013, NuStar Logistics, L.P., a subsidiary of NuStar Energy ("NuStar Logistics"), issued $402.5 million of fixed-to-floating rate subordinated notes due January 15, 2043 (the "Subordinated Notes"). Effective January 15, 2018, the interest rate on the Subordinated Notes switched from a fixed annual rate of 7.625%, payable quarterly in arrears, to an annual rate equal to the sum of the three-month LIBOR for the related quarterly interest period, plus 6.734% payable quarterly, commencing with the interest payment due April 15, 2018. As of December 31, 2019, the interest rate was 8.7%. The Subordinated Notes are fully and unconditionally guaranteed on an unsecured and subordinated basis by NuStar Energy and its subsidiary, NuStar Pipeline Operating Partnership L.P.
In accordance with the terms of the notes, NuStar Logistics may elect to defer interest payments on the Subordinated Notes on one or more occasions for up to five consecutive years. Deferred interest will accumulate at a rate equal to the interest rate then applicable to the Subordinated Notes until paid. If NuStar Logistics elects to defer interest payments, NuStar Energy cannot declare or make cash distributions with respect to, or redeem, purchase or make a liquidation payment with respect to, its equity securities during the period interest is deferred.